Exhibit 99.1

For Further Information
Randy Kohn, President and Chief Executive Officer
843-522-1228 or email: rkohn@lowcountrybank.com

Charlie Lovering, Chief Financial Officer
843-522-1228 or email: clovering@lowcountrybank.com

May 13, 2004

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Reports Strong Quarterly Profit

        May 13, 2004 – Beaufort, SC – Coastal Banking Company Inc., holding company for Lowcountry National Bank, reported record earnings for the quarter ended March 31, 2004. Net income for the quarter ended March 31, 2004 was $279,000 compared to $167,000 for the quarter ended March 31, 2003. Net income per share was $.28 for the quarter ended March 31, 2004 compared to $.18 per share for the quarter ended March 31, 2003.

        As of March 31, 2004, Coastal Banking Company reported total assets of $117 million, an increase of $9 million, or 8%, since December 31, 2003. Deposits were $106 million and net loans totaled $73 million for the three months ended March 31, 2004.

        Randy Kohn, President and CEO of Coastal Banking Company, Inc., stated, “We are pleased with our continued growth in assets and deposits despite a first quarter of economic uncertainties. We are even more pleased that profitability has kept pace with our assets and deposit growth despite continued pressure on our net interest margins.”

        Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol (OTC:BB – CBCO).

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.